Exhibit (99.2)
Orion Energy Systems, Inc
Supplemental Information
Fiscal 2011 Third Quarter and Nine Months Ended December 31, 2010
February 1, 2011
On February 1, 2011, Orion Energy Systems, Inc. issued an earnings press release announcing financial results for its fiscal 2011 third quarter and year-to-date period ended December 31, 2010. The purpose of the supplemental information included below is to provide further discussion and analysis of the Company’s financial results for the third quarter and nine months ended fiscal 2011. Therefore, the accompanying information provided below should be read in conjunction with the earnings press release issued by the Company.
Statement of Operations
Contracted Revenue. Total contracted revenue increased from $21.4 million for the fiscal 2010 third quarter (which included $1.7 million of future potential revenue streams associated with OTAs and $1.7 million of future potential revenue streams associated with PPAs) to $26.7 million for the fiscal 2011 third quarter (which included $3.4 million of future potential revenue streams associated with OTAs), an increase of $5.3 million, or 25%. The increase in contracted revenues was due to increased order activity for our integrated lighting systems, increased orders for renewable technologies through our Orion Engineered Systems division and an increase in new customer OTA contracts completed.
Total contracted revenue increased from $57.2 million for the first nine months of fiscal 2010 (which included $6.4 million of future potential revenue streams associated with OTAs and $1.7 million of future potential revenue streams associated with PPAs) to $74.8 million for the first nine months of fiscal 2011 (which included $10.9 million of future potential revenue streams associated with OTAs and $1.9 million of future potential revenue streams associated with PPAs), an increase of $17.6 million, or 31%. We attribute this improvement in contracted revenue to an increase in the number of OTAs and renewable project sales through our Orion Engineered Systems division, along with an improved economic environment during the third quarter of fiscal 2011.
For the third quarter and first nine months of fiscal 2011, we recognized $0.6 million and $1.3 million, respectively, of revenue from completed OTAs. As of December 31, 2010, we had signed 167 customers to OTAs representing future potential gross revenue streams of $16.6 million. In the future, we expect an increase in the volume of OTAs as our customers continue to take advantage of our value proposition without incurring up-front capital cost.

The total amount of potential future gross GAAP revenue to be recognized from the OTAs and the discounted potential future value of PPAs as of December 31, 2010 was $20.0 million, an increase of 16% compared to the $17.3 million as of September 30, 2010. The roll-forward of potential future gross GAAP revenue from these financed contracts from September 30, 2010 to December 31, 2010 is as follows (in thousands):

Future GAAP revenue expected to be recognized — September 30, 2010	$17,280

Q3 — New OTA (gross) and PPA (discounted) contracted revenue	3,385

Q3 — GAAP revenue recognized from OTAs and PPAs	(697)

Future GAAP revenue expected to be recognized — December 31, 2010	$19,968

The timing of expected future GAAP revenue recognition from OTAs and PPAs (and resulting operating cash inflows), assuming that all renewal periods will be exercised over the term of the contracts, was as follows as of December 31, 2010 (in thousands):

Fiscal 2011 (remaining)	$865

Fiscal 2012	4,603

Fiscal 2013	4,487

Fiscal 2014	3,878

Thereafter	6,135

$19,968

Revenue. Product revenue increased from $17.2 million for the fiscal 2010 third quarter to $27.7 million for the fiscal 2011 third quarter, an increase of $10.5 million, or 61%. The increase in product revenue was a result of $8.0 million of revenue from sales of renewable solar PV systems through our Orion Engineered Systems division and increased sales of our HIF lighting systems to both our national account and wholesale customers. Product revenue increased from $41.6 million for the first nine months of fiscal 2010 to $54.1 million for the first nine months of fiscal 2011, an increase of $12.5 million, or 30%.
Service revenue decreased from $2.1 million for the fiscal 2010 third quarter to $2.0 million for the fiscal 2011 third quarter, a decrease of $0.1 million, or 5%. Service revenue decreased from $4.9 million for the first nine months of fiscal 2010 to $4.0 million for the first nine months of fiscal 2011, a decrease of $0.9 million, or 18%. The decrease in service revenue was a result of the continued percentage increase of total revenue to our wholesale channels where services are not provided.

Backlog. Total cash order backlog as of December 31, 2010 was $8.6 million, which included $3.9 million of solar PV orders, compared to a backlog of $13.7 million as of September 30, 2010. We generally expect this level of firm purchase order backlog related to HIF lighting systems to be converted into GAAP revenue within the following quarter and our firm purchase order backlog related to solar PV systems to be recognized within the following two quarters. The roll-forward of cash backlog from September 30, 2010 to December 31, 2010 is as follows (in millions):

Backlog — September 30, 2010	$13.7

Q3 — Plus: Cash orders	23.4

Q3 — Less: GAAP revenue recognized	(29.7)

Q3 — Plus: Portion of GAAP revenue recognized from OTAs and PPAs	0.7

Q3 — Plus: Other miscellaneous	0.5

Backlog — December 30, 2010	$8.6

Cost of Revenue and Gross Margin. Our cost of product revenue increased from $10.6 million for the fiscal 2010 third quarter to $18.8 million for the fiscal 2011 third quarter, an increase of $8.2 million, or 77%. Our cost of product revenue increased from $27.7 million for the first nine months of fiscal 2010 to $35.6 million for the first nine months of fiscal 2011, an increase of $7.9 million, or 29%.
Our cost of service revenues increased from $1.6 million for the fiscal 2010 third quarter to $1.7 million for the fiscal 2011 third quarter, an increase of $0.1 million, or 6%. Our cost of service revenue decreased from $3.5 million for the first nine months of fiscal 2010 to $3.1 million for the first nine months of fiscal 2011, a decrease of $0.4 million, or 11%.
Total gross margin decreased from 36.8% for the fiscal 2010 third quarter to 31.1% for the fiscal 2011 third quarter and increased from 33.0% for the first nine months of fiscal 2010 to 33.4% for the first nine months of fiscal 2011. For the fiscal 2011 third quarter, our gross margins declined due to a higher mix of renewable product revenue from our Orion Engineered Systems division. Gross margin percentage for the fiscal 2011 third quarter on renewable product revenue from this division was 17.2%. Gross margin from our HIF integrated systems revenue for the fiscal 2011 third quarter was 38.2%. For the first nine months of fiscal 2011, our increase in gross margin on product revenues versus the first nine months of fiscal 2010 was attributable to cost containment efforts through the reduction of direct and indirect headcounts, improved production efficiencies resulting from the reengineering of our assembly process, negotiated price decreases on raw materials and reductions in discretionary spending.

General and Administrative Expenses. Our general and administrative expenses decreased from $3.1 million for the fiscal 2010 third quarter to $2.7 million for the fiscal 2011 third quarter, a decrease of $0.4 million, or 13%. The decrease was a result of $0.2 million for reduced litigation-related and other legal expenses, $0.1 million in reduced compensation costs resulting from headcount reductions and $0.1 million in discretionary spending reductions.
General and administrative expenses decreased from $9.4 million for the first nine months of fiscal 2010 to $8.6 million for the first nine months of fiscal 2011, a decrease of $0.8 million, or 9%. The decrease was a result of $0.4 million in reduced compensation costs resulting from headcount reductions and reduced severance payments, a $0.3 million decrease in consulting and auditing services, a $0.2 million reduction in bad debt expense from the prior year and $0.2 million in discretionary spending reductions. These reductions were partially offset by increased legal expenses of $0.3 million related to the settlement efforts of the class action litigation and general corporate matters.
Sales and Marketing Expenses. Our sales and marketing expenses increased from $3.1 million for the fiscal 2010 third quarter to $3.2 million for the fiscal 2011 third quarter, an increase of $0.1 million, or 3%. The increase was a result of increased costs for headcount additions and increased travel for customer site visits.
Sales and marketing expenses increased from $9.2 million for the first nine months of fiscal 2010 to $10.1 million for the first nine months of fiscal 2011, an increase of $0.9 million, or 10%. The increase was a result of $0.2 million for advertising and marketing expenses and $0.2 million in business development expenses related to our efforts to expand our partner channels, $0.3 million in increased travel costs for customer site visits and $0.1 million for additional technology costs, including depreciation, for improvements to our customer relationship management system and computer investments to improve our sales presentation process. Total sales and marketing headcount as of December 31, 2010 was 87 compared to 78 at December 31, 2009.
Research and Development Expenses. Our research and development expenses increased from $0.4 million for the fiscal 2010 third quarter to $0.6 million for the fiscal 2011 third quarter, an increase of $0.2 million, or 50%. Research and development expenses increased from $1.3 million for the first nine months of fiscal 2010 to $1.8 million for the first nine months of fiscal 2011, an increase of $0.5 million, or 38%. The increase was a result of headcount additions in our engineering and product development group and materials for new product development and testing. Expenses incurred within the fiscal 2011 third quarter related to compensation costs for the development and support of new products, depreciation expenses for lab and research equipment and sample and testing costs related to our new exterior lighting and our light emitting diode, or LED, product initiatives.

Interest Expense. Our interest expense increased from $67,000 for the fiscal 2010 third quarter to $99,000 for the fiscal 2011 third quarter, an increase of $32,000, or 48%. Our interest expense increased from $197,000 for the first nine months of fiscal 2010 to $223,000 for the first nine months of fiscal 2011, an increase of $26,000, or 13%. The increase in interest expense for the fiscal 2011 third quarter was due to the additional debt funding completed during our fiscal 2011 second quarter for the purpose of financing our OTA projects. For the first nine months of fiscal 2010 and fiscal 2011, we capitalized $21,000 and $0 of interest for construction in progress, respectively.
Interest Income. Interest income decreased from $49,000 for the fiscal 2010 third quarter to $3,000 for the fiscal 2011 third quarter, a decrease of $46,000 or 94%. Interest income decreased from $0.2 million for the first nine months of fiscal 2010 to $19,000 for the first nine months of fiscal 2011, a decrease of $0.2 million or 91%. The decrease in investment income was a result of less cash invested and a decrease in interest rates on our short-term investments.
Income Taxes. Our income tax expense increased from a benefit of $0.2 million for the fiscal 2010 third quarter to income tax expense of $1.9 million for the fiscal 2011 third quarter. Our income tax benefit decreased from a benefit of $1.1 million for the first nine months of fiscal 2010 to a benefit of $0.8 million for the first nine months of fiscal 2011. Our effective income tax rate for the first nine months of fiscal 2010 was a benefit rate of 24.2%, compared to a benefit rate of 57.6% for the first nine months of fiscal 2011.
The change in tax rate versus the prior year is due to the difference between expected taxable losses during fiscal 2010 and expected taxable income during fiscal 2011, along with the impact of non-deductible expenses incurred for stock compensation expense. Our estimated annual effective tax rate decreased from a benefit rate of 68.9% for our fiscal 2011 second quarter to the benefit rate of 57.6% for our fiscal 2011 third quarter. The effective tax rate is based upon estimates of annualized temporary and permanent tax differences along with our estimated annualized taxable income. The decrease in our estimated effective tax rate as of the end of our fiscal 2011 third quarter was due to additional federal research and development credits made available to us with the passage of the tax bill by Congress during December 2010. As a result of this decrease in our estimated annual tax rate and based upon our taxable loss as of the end of our fiscal 2011 third quarter, our third quarter income tax expense included the impact of this reduced benefit on a cumulative year-to-date basis which resulted in a higher than expected income tax expense for the fiscal 2011 third quarter.

Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.
Cash used in operating activities for the first nine months of fiscal 2011 was $5.4 million and consisted of net cash of $8.4 million used for working capital purposes offset by a net loss adjusted for non-cash expense items of $3.0 million. Cash used for working capital consisted of an increase of $9.7 million in accounts receivable due to the increase in revenue and a $6.2 million increase in inventory for purchases described in the section below titled “Working Capital.” Cash provided by working capital included a $7.6 million increase in accounts payable related to payment terms on inventory purchases during the fiscal 2011 third quarter.
Cash used in operating activities for the first nine months of fiscal 2010 was $0.2 million and consisted of net cash of $1.0 million provided from working capital purposes, offset by net loss adjusted non-cash expense items of $1.2 million. Cash used for working capital purposes consisted of an increase of $1.9 million in trade receivables and a $4.3 million increase in inventories resulting from purchases of ballast and wireless component inventories. We increased our level of inventory for these components due to longer lead times and supply availability concerns for inventory components shipping out of Asia. These amounts were offset by an increase of $5.2 million in accounts payable for inventory purchases with payment terms, a $1.4 million decrease in prepaids resulting from refunds of deposits held under construction projects and for operating leases and the amortization of expenses and a $0.6 million increase in accrued expenses resulting from increases in accrued severance costs, increases in accrued legal expenses and increased deposit payments for OTA contracts.
Cash Flows Related to Investing Activities. For the first nine months of fiscal 2011, cash used in investing activities was $10.8 million. This included $7.4 million invested in equipment related to our OTA and PPA finance programs, $2.9 million for capital improvements related to our information technology systems, renewable technologies, manufacturing and tooling improvements and facility investments, $0.3 million for long-term investments and $0.2 million for patent investments.
For the first nine months of fiscal 2010, cash used in investing activities was $4.3 million. This included $4.3 million for capital expenditures related to the technology center, operating software systems, and processing equipment for capacity and cost improvement measures, $5.3 million for equipment related to our OTA and PPA finance programs and $0.2 million for investment into patents. These amounts were partially offset by cash provided from the maturation of short-term investments of $5.5 million.

Cash Flows Related to Financing Activities. For the first nine months of fiscal 2011, cash flows provided by financing activities was $2.7 million. This included $2.7 million in new debt borrowings to fund OTA and capital projects, $0.4 million received from stock option and warrant exercises and $0.2 million for excess tax benefits from stock based compensation. Cash flows used in financing activities included $0.5 million for repayment of long-term debt and $0.1 million for costs related to our new Credit Agreement.
For the first nine months of fiscal 2010, cash flows provided by financing activities was $0.2 million. This included proceeds of $0.9 million received from stock option and warrant exercises, $0.2 million for proceeds from long-term debt and $0.1 million for excess tax benefits from stock based compensation, offset by cash flows used in financing activities, which included $0.4 million for common share repurchases and $0.6 million used for the repayment of long-term debt.
Working Capital
Our net working capital as of December 31, 2010 was $50.3 million, consisting of $71.1 million in current assets and $20.8 million in current liabilities. Our net working capital as of March 31, 2010 was $55.7 million, consisting of $67.9 million in current assets and $12.2 million in current liabilities. Our accounts receivables have increased from our prior fiscal year-end by $9.7 million as a result of our increased revenues during our fiscal 2011 third quarter. Our inventories have increased from our fiscal 2010 year-end by $6.2 million due to an increase in the level of our wireless control inventories of $1.8 million based upon our Phase 2 initiatives and a $4.4 million increase in ballast component inventories to avoid potential supply disruptions. The vast majority of our wireless components are assembled overseas and require longer delivery lead times. In addition, overseas suppliers require deposit payments at time of purchase order. As of August 2010, we had completed our initial purchase and investment in wireless component inventories. Since that period, we have been reducing our wireless inventories as we sell the products to our customers.
During the first nine months of fiscal 2011, we continued to increase our inventory levels of key electronic components, specifically electronic ballasts, to avoid potential shortages and customer service issues as a result of lengthening supply lead times and product availability issues. We continue to monitor supply side concerns within the electronic components market and believe that our current inventory levels are sufficient to protect us against the risk of being unable to deliver product as specified by our customers’ requirements. We are continually monitoring supply side concerns through conversations with our key vendors and currently believe that supply availability concerns, previously thought to be improving, have not diminished to the point where we anticipate reducing safety stock to the levels that existed prior to the electrical components supply issues. Accordingly, we expect to reduce inventories by approximately $4.0 million during the remainder of fiscal 2011 by selling wireless control inventory and through the shipment of our remaining solar panel inventories to customers during our fiscal 2011 fourth quarter. We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.

Capital Spending
We expect to incur approximately $0.3 million in capital expenditures during the remainder of fiscal 2011, excluding capital to support expected OTA growth. We spent approximately $2.9 million of capital expenditure in the first nine months of fiscal 2011 on information technologies, renewable energy-related investments and other tooling and equipment for new products and cost improvements in our manufacturing facility. Our capital spending plans predominantly consist of the completion of projects that have been in place for several months and for which we have already invested significant capital. We consider the completion of our information systems critical to our long-term success and our ability to ensure a strong control environment over financial reporting and operations. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.
Definition of Contracted Revenues
Orion defines contracted revenues, which is a financial measurement not recognized under GAAP, as contracted revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and discounted potential future revenues under PPAs. These contracts are expected to be paid by the Company’s customers over the life of the OTAs and solar PPAs. For OTA and cash contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For PPA contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the PPAs within 180 days from the firm contract date. Orion believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the related different GAAP revenue recognition treatment.

Included below is a reconciliation of contracted revenues to revenues recognized under GAAP for the fiscal 2011 second quarter and fiscal year-to-date period ended September 30, 2010 (in millions).

	Three months ended	Nine months ended
	December 31, 2010	December 31, 2010

Total contracted revenues	$26.7	$74.8

Change in backlog (1)	5.1	(5.4)

Contracted revenue from OTAs and PPAs (2)	(3.4)	(12.8)

OTA and PPA GAAP revenue	0.7	1.7

Other miscellaneous	0.6	(0.2)

Revenue — GAAP basis	$29.7	$58.1

(1)	Change in backlog reflects the (increase) or decrease in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied, typically within 90 days from the end of the period.

(2)	Contracted revenues from OTAs and PPAs are subtracted to reconcile the GAAP revenue as recognition of GAAP revenue will occur in future periods.
Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions, including customer capital expenditure budgets; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the increasing customer preferences to purchase the Company’s products through its OTAs and PPAs rather than through cash purchases; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) the increasing relative volume of the Company’s product sales through its wholesale channel; (viii) a reduction in the price of electricity; (ix) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (x) increased competition from government subsidies and utility incentive programs; (xi) dependence on customers’ capital budgets for sales of products and services; (xii) Orion’s development of, and participation in, new product and technology offerings or applications; (xiii) legal proceedings, including the securities litigation pending against Orion; and (xiv) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our Web site.

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